Exhibit 10.r

2005 Omnibus Incentive Plan

TXU Corp.

Effective as of February 16, 2006

TXU Corp. 2005 Omnibus Incentive Plan

Article 1. Establishment, Purpose, and Duration

1.1 Establishment. TXU Corp., a Texas corporation (the “Company”), has established an incentive compensation plan to be known as the TXU Corp. 2005 Omnibus Incentive Plan (the “Plan”).

The Plan permits the grant of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Other Stock-Based Awards, as well as Covered Employee Annual Incentive Awards, all as defined and described in more detail herein.

1.2 Purpose of the Plan. The primary purpose of the Plan is to promote the interests of the Company and its shareholders through: (i) the attraction and retention of executive officers and other key employees, as well as non-employee directors, all of whom are essential to the success of the Company; (ii) the motivation of executive officers and other key employees using performance-related incentives linked to long-range performance goals and the interests of Company shareholders; and (iii) enabling such employees to share in the long-term growth and success of the Company.

1.3 Effective Date and Duration of the Plan. The Plan was adopted by the Board of Directors of the Company on February 18, 2005, and shall become effective upon shareholder approval, which is expected to occur at the 2005 annual shareholder’s meeting of the Company on May 20, 2005 (“Effective Date”). Unless sooner terminated as provided herein, this Plan shall terminate on December 31, 2014. After this Plan is terminated, no additional Awards may be granted but Awards previously granted shall remain outstanding in accordance with their terms and conditions.

Article 2. Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below:

2.1	“Additional Persons” means such other individuals who are not Insiders, under the Plan, but who are senior officers and key employees identified by the O&C Committee, in consultation with the Company’s Chief Executive Officer.

2.2	“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

2.3	“Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.

2.4	“Award” means, individually or collectively, a grant under this Plan of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Other Stock-Based Awards, Nonqualified Stock Options, Incentive Stock Options, SARs, or Covered Employee Annual Incentive Awards.

2.5	“Award Agreement” means either: (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written statement issued by the Company to a Participant describing the terms and provisions of such Award.

2.6	“Beneficial Owner” or “Beneficial Ownership” have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.7	“Board” or “Board of Directors” means the Board of Directors of the Company.

2.8	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.9	“Committee” means the Organization and Compensation Committee of the Board, or any other committee or subcommittee designated by the Board from time to time to administer this Plan.

2.10	“Company” means TXU Corp., a Texas corporation, and any successor thereto.

2.11	“Consolidated Operating Earnings” means the consolidated earnings before income taxes of the Company, computed in accordance with generally accepted accounting principles, but shall exclude the effects of Extraordinary Items.

2.12	“Covered Employee” means any Participant who is or may become a “Covered Employee,” as defined in Code Section 162(m), or any successor statute; provided that a Participant who is designated by the Committee as a Covered Employee, either as an individual or within a class of Employees, with respect to a particular Award or Performance Period is a Covered Employee under the Plan with respect to such Award or Performance Period.

2.13	“Covered Employee Annual Incentive Award” means an Award granted to a Covered Employee under Article 12 of this Plan.

2.14	“Director” means any individual who is a member of the Board.

2.15	“Effective Date” has the meaning set forth in Section 1.3.

2.16	“Employee” means any employee of the Company, an Affiliate, and/or a Subsidiary.

2.17	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.18

“Extraordinary Items” means (i) extraordinary, unusual, and/or nonrecurring items of gain or loss; (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting regulations or laws; or (iv) the effect of a merger or acquisition, provided that such item is disclosed by the Company in its audited financial statements, including footnotes, or in the Management Discussion and Analysis section of the Company’s Exchange Act reports.

2.19	“Fair Market Value” or “FMV” means, with respect to a Share, the value of a Share as of a certain date or over a period of time as determined by the Committee as reported on the New York Stock Exchange (“NYSE”), or if the Shares are not traded on the NYSE, on such other established stock exchange (or exchanges) on which the Shares are traded as the Committee may determine. In the event Shares are not publicly traded at the time a determination of FMV is required to be made hereunder, the determination of FMV shall be made by the Committee in such manner, as it deems appropriate.

2.20	“Full Value Award” means an Award other than an ISO, NQSO, or SAR, and which is settled by the issuance of Shares.

2.21	“Grant Price” means the price established at the time of grant of a SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

2.22	“Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

2.23	“Insider” means an individual who, as of the relevant date, is determined, under the Company’s internal policy, to be an insider for purposes of Section 16 of the Exchange Act.

2.24	“Material Corporate Event” shall have the meaning set forth in Section 4.4 hereof.

2.25	“Net Income” means the consolidated net income before taxes for this Plan Year, as reported in the Company’s annual report to shareholders or as otherwise reported to shareholders.

2.26	“Nonemployee Director” means a Director who is not an Employee.

2.27	“Nonemployee Director Award” means any NQSO, SAR, or Full Value Award granted, whether singly, in combination, or in tandem, to a Participant who is a Nonemployee Director pursuant to such applicable terms, conditions, and limitations as the Board or Committee may establish in accordance with this Plan.

2.28	“Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.29	“Operating Cash Flow” means cash flow from operating activities as defined in SFAS Number 95, Statement of Cash Flows.

2.30	“Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

2.31	“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.32	“Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

2.33	“Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.34	“Performance-Based Compensation” means compensation under an Award that satisfies the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.35	“Performance Measures” means measures as described in Article 12 on which the performance goals of Awards intended to qualify as Performance-Based Compensation are based.

2.36	“Performance Period” means the period of time during which the performance goals must be met in order to determine the amount of payout and/or vesting with respect to an Award.

2.37	“Performance Share” means an Award granted under Article 9, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance goals have been achieved.

2.38	“Performance Unit” means an Award granted under Article 9, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance goals have been achieved.

2.39	“Period of Restriction” means the period during which Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.40	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof, other than the Company, a Subsidiary or any employee benefit plan(s) sponsored or maintained by the Company or any Subsidiary.

2.41	“Plan” means the TXU Corp. 2005 Omnibus Incentive Plan.

2.42	“Plan Year” means the calendar year.

2.43	“Prior Plan” means the TXU Long-Term Incentive Compensation Plan established effective May 23, 1997 and renamed and restated effective May 10, 2002.

2.44	“Restricted Stock” means an Award granted to a Participant pursuant to Article 8 under which restricted Shares are granted to the Participant on the date of grant.

2.45	“Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8, except no Shares are actually awarded to the Participant on the date of grant.

2.46	“Share” means a share of common stock of the Company, without par value, and any preference stock purchase rights appurtenant thereto.

2.47	“Share Authorization” has the meaning set forth in Section 4.1(a).

2.48	“Stock Appreciation Right” or “SAR” means an Award granted, pursuant to Article 7.

2.49	“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, an ownership interest of more than fifty percent (50%).

Article 3. Administration

3.1 General Administrative Authority. The Plan shall be administered and interpreted by the Committee, which, unless otherwise expressly limited by the terms of this Plan, shall have full authority, discretion and power necessary or desirable for such administration and interpretation. The express grant in this Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. In its sole and complete discretion, the Committee may adopt, alter, suspend and repeal any such administrative rules, regulations, guidelines, and practices governing the operation of the Plan as it shall from time to time deem advisable. In addition to any other powers and, subject to the provisions of the Plan, the Committee shall have the following specific powers: (i) except with respect to the determination of the terms and conditions of Awards to Nonemployee Directors (which shall be made by the Board pursuant to Section 5.3 hereof), to determine the Awards granted to Insiders and Additional Persons, to determine the terms and conditions of such Awards; and to determine the Awards granted to all other Employees in the aggregate; (ii) to determine and certify the extent to which performance goals have been achieved for the Company; (iii) to authorize the payment or distribution of Awards; (iv) to construe and interpret all terms, conditions and provisions of the Plan and all Award Agreements; (v) to establish, amend, or waive rules or regulations for the Plan’s administration; and (vi) to make all other determinations and take all other actions necessary or advisable for the administration or interpretation of the Plan and any Award Agreement. The Committee may seek the assistance or advice of any persons it deems necessary for the proper administration of the Plan. All determinations and decisions made by the Committee in the administration of this Plan shall be final, conclusive, and binding upon all persons.

3.2 Delegation. The Committee may delegate to the Company’s Chief Executive Officer, the authority to grant Awards to Employees who are not Insiders. Additionally, the Committee may, either through express delegation or by virtue of their relevant job duties, delegate to employees, representatives, consultants and/or agents of the Company, the ministerial, day-to-day operational functions relative to the Plan.

Article 4. Shares Subject to this Plan and Maximum Awards

4.1 Number of Shares Available for Awards.

(a)	Subject to adjustment as provided in Section 4.4 herein, the maximum number of Shares available for issuance to Participants under this Plan (the “Share Authorization”) shall be:

(i)	Nine million (9,000,000), plus

(ii)	Any Shares subject to awards previously made under the Prior Plan which, as of the Effective Date, have been granted and are outstanding, to the extent that, on or after the Effective Date, such Shares cease for any reason to be subject to such awards (e.g., through forfeiture of all or any part of the award) other than by reason of the distribution of such Shares in settlement of the award.

(b)	Subject to the limit set forth in Section 4.1(a) on the number of Shares that may be issued in the aggregate under this Plan, the maximum number of Shares that may be issued pursuant to the exercise of ISOs shall be nine million (9,000,000) Shares.

(c)	Subject to the limit set forth in Section 4.1(a) on the number of Shares that may be issued in the aggregate under this Plan, the maximum number of shares that may be issued to Nonemployee Directors shall be one million (1,000,000) Shares, and no Nonemployee Director may receive Awards subject to, or having a value equal to, more than twenty thousand (20,000) Shares in any Plan Year.

(d)	Except with respect to a maximum of five percent (5%) of the Shares authorized in Section 4.1(a), any Full Value Awards which vest on the basis of the Participant’s continued employment with or provision of service to the Company shall not provide for vesting which is any more rapid than annual pro rata vesting over a three (3) year period and any Full Value Awards which vest upon the attainment of performance goals shall provide for a performance period of at least twelve (12) months.

4.2 Share Usage. Shares shall only be counted against the maximum number of Shares set forth in Section 4.1 only to the extent they are actually issued pursuant to an Award. Any Awards which, in whole or in part: (a) terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, (b) are settled in cash rather than Shares, or (c) are exchanged prior to the issuance of Shares, for Awards not payable in Shares, shall be available again for grant under this Plan. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.

4.3 Annual Award Limits. Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”) shall apply to grants of such Awards under this Plan:

(a)	Options: The maximum aggregate number of Shares subject to Options granted in any one Plan Year to any one Participant shall be one million (1,000,000).

(b)	SARs: The maximum aggregate number of Shares subject to Stock Appreciation Rights granted in any one Plan Year to any one Participant shall be one million (1,000,000).

(c)	Restricted Stock or Restricted Stock Units: The maximum aggregate number of Shares subject to Awards of Restricted Stock or Restricted Stock Units in any one Plan Year to any one Participant shall be five hundred thousand (500,000) with respect to Restricted Stock Awards, and a Fair Market Value of 500,000 Shares with respect to Restricted Stock Units (such Fair Market Value determined as of the date of grant).

(d)	Performance Shares or Performance Units: The maximum aggregate number of Shares or Award value subject to Awards of Performance Shares or Performance Units that may be paid to a Participant in any one Plan Year shall be one million (1,000,000) Shares with respect to Performance Share Awards, and a Fair Market Value of one million (1,000,000) Shares with respect to Performance Unit Awards, such Fair Market Value determined as of the date of payment of the Award.

(e)	Covered Employee Annual Incentive Award: The maximum aggregate Covered Employee Annual Incentive Award which may be paid in any one Plan Year shall be determined in accordance with Article 13.

(f)	Other Stock-Based Awards: The maximum aggregate number of Shares or Award value subject to Awards of Other Stock-Based Awards which may be granted in any one Plan Year to any one Participant shall be five hundred thousand (500,000) Shares with respect to Other Stock-Based Awards payable in Shares and a Fair Market Value of five hundred thousand (500,000) Shares with respect to Other Stock-Based Awards payable in cash, such Fair Market Value to be determined as of the date of agreement.

4.4 Adjustments in Authorized Shares. In the event of any material corporate event or transaction affecting the Shares or the capitalization of the Company, including without limitation a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends or share repurchases) or any similar corporate event or transaction (each a “Material Corporate Event”), the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under this Plan, may substitute or adjust, as applicable, the number and/or kind of Shares that may be issued under this Plan or under particular types of Awards, the number and/or kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.

Additionally, upon the occurrence of a Material Corporate Event, the Committee, in its sole discretion, may make appropriate adjustments or modifications in the terms of any outstanding Awards under this Plan, including modifications of performance goals and of Performance Periods. The determination of the occurrence of a Material Corporate Event, as well as any appropriate adjustments or modifications shall be made in the sole discretion of the Committee, and its determinations, shall be conclusive and binding on all interested parties, including Participants under this Plan.

Article 5. Eligibility and Participation

5.1 Eligibility. All Employees and Nonemployee Directors shall be eligible to participate in this Plan; provided that actual participation by Employees and Nonemployee Directors shall be determined in accordance with Sections 5.2 and 5.3, respectively.

5.2 Participation by Employees. The Committee shall approve, in the aggregate, the total number of performance units or shares to be granted to Employees, except for the total number of performance units or shares to be granted to Insiders and Additional Persons, which shall be approved individually by the Committee. The Committee shall determine, in its sole discretion, all terms and conditions of all such Awards.

5.3 Participation by Nonemployee Directors. The Board shall establish, from time to time in its sole discretion, the amount(s) and type(s) of Awards, if any, that shall be granted to all Nonemployee Directors on a periodic, nondiscriminatory basis pursuant to the Plan. The Board’s determination shall be based on such factors as the Board determines, in its sole discretion, to be appropriate, which may include but shall not be limited to: (i) the number of committees of the Board on which a Nonemployee Director serves; (ii) service as the chair of a committee of the Board; and (iii) the initial selection or appointment of an individual as a Nonemployee Director.

Article 6. Stock Options

6.1 Grant of Options. Subject to the terms and conditions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion; provided that ISOs may be granted only to eligible Employees of the Company or of any Affiliate or Subsidiary of the Company (as permitted under Code Section 422); provided, however, an Employee who is employed by an Affiliate and/or Subsidiary of the Company and is subject to Code Section 409A, may only be granted Options to the extent the Affiliate and/or Subsidiary of the Company is part of the Company’s consolidated group for United States federal tax purposes.

6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement, which shall specify number of Shares to which the Option pertains, the Option Price, whether the Option is intended to constitute an ISO or NQSO, the maximum duration of the Option, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan, and which need not be the same for each grant.

6.3 Option Price. The Option Price for each grant of an Option under this Plan shall be as determined by the Committee and shall be specified in the Award Agreement evidencing such Option; provided, however, the Option Price must be at least equal to one hundred percent (100%) of the FMV of the Shares on the date of grant of the Option.

6.4 Term of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, for Nonqualified Stock Options granted to Participants outside the United States, the Committee may grant Nonqualified Stock Options that have a term greater than ten (10) years.

6.5 Exercise of Options. Each Option shall be exercisable at such times and in such manner, and shall be subject to such restrictions and conditions on exercise, as the Committee shall determine, which terms and restrictions shall be specified in the Award Agreement for such Option and need not be the same for each grant or for each Participant.

6.6 Payment. A condition to the exercise of an Option and the issuance of the underlying Shares shall be the payment of the Option Price. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price (provided that, except as otherwise determined by the Committee, the Shares that are tendered for the Option Price must: (i) have been held by the Participant for at least six (6) months (or such other period, if any, as the Committee may permit) prior to such tender if acquired under this Plan or any other compensation plan maintained by the Company; or (ii) have been purchased on the open market); (c) by a combination of (a) and (b); or (d) any other method approved or accepted by the Committee in its sole discretion, including, without limitation, if the Committee so determines, a cashless (broker-assisted) exercise.

Subject to any applicable legal limitations, as soon as reasonably practicable after the completion of all conditions of the exercise of an Option, the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments of the Option Price shall be made in United States dollars.

6.7 Separation from Service. The Committee shall determine the extent to which the Participant shall have the right to exercise the Option following the Participant’s separation from service with the Company, its Affiliates, and/or its Subsidiaries, as the case may be, including separation following a change in control of the Company. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options, and may reflect distinctions based on the reasons for separation, and/or other factors as determined by the Company.

Article 7. Stock Appreciation Rights

7.1 Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. However, an Employee who is employed by an Affiliate and/or Subsidiary of the Company and is subject to Code Section 409A, may only be granted SARs to the extent such Affiliate and/or Subsidiary is part of the Company’s consolidated group for United States federal income tax purposes.

The Committee shall have complete discretion in determining the terms and conditions of any SAR grants.

The Grant Price for each SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price must be at least equal to one hundred percent (100%) of the FMV of the Shares on the date of grant.

7.2 SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement, which shall specify the Grant Price, the term of the SAR, the time and manner in which the SAR may be exercised, and such other provisions as the Committee shall determine, which shall not be inconsistent with the terms of this Plan and which need not be the same for each grant.

7.3 Term of SAR. The term of a SAR shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, for SARs granted to Participants outside the United States, the Committee shall have the authority to grant SARs that have a term greater than ten (10) years.

7.4 Exercise of SARs. An SAR may be exercised upon whatever terms and conditions the Committee, in its sole discretion, determines as set forth in the Award Agreement.

7.5 Settlement of SAR Amount. Upon the exercise of an SAR, the Participant shall be entitled to receive Shares equal in value to the amount determined by multiplying:

(a)	The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b)	The number of Shares with respect to which the SAR is exercised.

All SARs shall be payable only in Shares.

7.6 Separation from Service. The Committee shall determine the extent to which the Participant shall have the right to exercise the SAR following the Participant’s separation from service with the Company, its Affiliates, and/or its Subsidiaries, as the case may be, including separation following a change in control of the Company. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on the reasons for separation, and/or other factors as determined by the Committee.

Article 8. Restricted Stock and Restricted Stock Units

8.1 Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts, as the Committee shall determine.

8.2 Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement, which shall specify the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, the Period(s) of Restriction, and such other provisions as the Committee shall determine, which shall not be inconsistent with the terms of this Plan and which need not be the same for each grant.

8.3 Other Restrictions. The Committee may impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based on the achievement of specific performance goals, restrictions based on the passage of time and/or the continued employment of a Participant, and/or restrictions necessary or advisable to comply with applicable laws or the requirements of any stock exchange or market upon which such Shares are listed or traded.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

8.4 Certificate Legend. In addition to any other legends required under law, each certificate representing Shares of Restricted Stock granted pursuant to this Plan shall bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

“The sale or transfer of Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the TXU Corp. 2005 Omnibus Incentive Plan, and in the associated Award Agreement. A copy of this Plan and such Award Agreement may be obtained from TXU Corp.”

8.5 Voting and Dividend Rights. The Award Agreement shall set forth whether and the extent to which a Participant shall have voting rights with respect to Restricted Stock, and how dividends on Restricted Stock shall be handled.

8.6 Separation from Service. The Committee shall determine the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following the Participant’s separation from service with the Company, its Affiliates, and/or its Subsidiaries, as the case may be, including separation following a change in control of the Company. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units, and may reflect distinctions based on the reasons for separation and/or other factors as determined by the Committee.

Article 9. Performance Units/Performance Shares

9.1 Grant of Performance Units/Performance Shares. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.

9.2 Value of Performance Units/Performance Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units or Performance Shares that will be paid to the Participant.

9.3 Performance Unit or Performance Share Award Agreement. Each Performance Unit or Performance Share grant shall be evidenced by an Award Agreement, which shall specify the initial number or value of Performance Units or Performance Shares granted, applicable performance goals, the number or value of Performance Units or Performance Shares payable upon the attainment of such performance goals, and such other provisions as the Committee shall determine which provisions shall not be inconsistent with the terms of this Plan, and need not be the same for each grant.

9.4 Form and Timing of Payment of Performance Units/Performance Shares. Following the applicable Performance Period, the value and/or number of Performance Units or Performance Shares shall be determined based on the achievement of the relevant performance goals. Payment of an Award of Performance Units or Performance Shares may be in the form of Shares or cash as determined by the Committee and set forth in the Award Agreement. Payment shall be made as soon as reasonably practicable following the Committee’s certification of the level of achievement of the performance goals and the resulting Award value.

9.5 Separation from Service. The Committee shall determine the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following the Participant’s separation from service with the Company, its Affiliates, and/or its Subsidiaries, as the case may be, including separation following a change in control of the Company. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares issued pursuant to this Plan, and may reflect distinctions based on the reasons for separation and/or other factors as determined by the Committee.

Article 10. Other Stock-Based Awards

10.1 Other Stock-Based Awards. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant other types of equity-based or equity-related Awards not otherwise specifically described in this Plan (including the grant or offer for sale of unrestricted Shares or Share Units). Such Other Stock-Based Awards may be in such amounts, and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.2 Value of Other Stock-Based Awards. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals relating to Other Stock-Based Awards. If the Committee exercises its discretion to establish performance goals, the number and/or value of Other Stock-Based Awards payable will depend on the extent to which the performance goals are met.

10.3 Other Stock-Based Award Agreement. Each Other Stock-Based Award grant shall be evidenced by an Award Agreement, which shall specify the number of Shares or value of the Award, and applicable performance goals, payment terms applicable to the Award, and such other provisions as the Committee shall determine which provisions shall not be inconsistent with the terms of this Plan, and need not be the same for each grant.

10.4 Payment of Other Stock-Based Awards. Payment, if any, with respect to an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.

10.5 Separation from Service. The Committee shall determine the extent to which the Participant shall have the right to receive Other Stock-Based Awards following the Participant’s separation from service with the Company, its Affiliates, and/or its Subsidiaries, as the case may be, including separation following a change in control. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an Award Agreement entered into with each Participant, but need not be uniform among all Awards of Other Stock-Based Awards issued pursuant to this Plan, and may reflect distinctions based on the reasons for separation and/or other factors as determined by the Committee.

Article 11. Transferability of Awards and Shares

11.1 General Restrictions on Transferability. Except as expressly permitted in an Award Agreement: (a) no Award may, prior to exercise or payment thereof, be sold, transferred, pledged, assigned, or otherwise alienated or hypothetical, other than by will or the laws of descent and distribution; and (b) all Awards shall be exercisable or payable during the Participant’s lifetime only by, or to, the Participant. All ISOs shall be subject to the restrictions set forth in the preceding sentence. With respect to Awards other than ISOs, the Committee may permit transferability on such basis and subject to such conditions and limitations as the Company may determine and as set forth in the applicable Award Agreement.

11.2 Restrictions on Share Transferability. Shares acquired or obtained by a Participant under any Award are subject to any restrictions imposed by the Committee in its discretion, or imposed by policies of the Company in effect from time to time. Such restrictions may include without limitation, minimum holding period requirements, restrictions under applicable federal or state securities laws, and restrictions of any applicable stock exchange or market upon which the Shares are listed and/or traded.

Article 12. Performance Measures

12.1 Performance Measures. The performance goals upon which the payment or vesting of an Award to a Covered Employee (other than a Covered Employee Annual Incentive Award awarded or credited pursuant to Article 13) that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	Net earnings, net income to common or operational earnings;

(b)	Earnings per share or operational earnings per share;

(c)	Net sales or revenue growth;

(d)	Net operating profit;

(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(g)	Earnings before or after taxes, interest, depreciation, amortization, and/or any combination thereof;

(h)	Gross or operating margins;

(i)	Productivity ratios;

(j)	Share price (including, but not limited to, growth measures and total shareholder return);

(k)	Expense targets or ratios;

(l)	Margins;

(m)	Operating efficiency;

(n)	Market share;

(o)	Customer satisfaction and/or customer retention;

(p)	Service reliability;

(q)	Working capital targets; and

(r)	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

Any Performance Measure(s) may apply to the Company or any Subsidiary or Affiliate of the Company, or to any group, business unit or function or any combination thereof, as the Committee may deem appropriate. Additionally in the discretion of the Committee, any Performance Measures may be used in a comparison to the performance of a group of comparator companies or any stock market or other index.

12.2 Evaluation of Performance. The Committee may determine, at the time of the grant of an Award, that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, the Committee shall, in making its determination consider the deductibility of the Award under Code Section 162(m). The Committee shall have the sole and absolute authority to include or exclude any of such events (or other types of events) in its evaluation of performance, and any such determination made by the Committee shall be final and binding on all Participants and other affected parties.

12.3 Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

12.4 Committee Discretion. In the event that applicable laws permit Committee discretion to modify the Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such modifications without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that do not qualify as Performance-Based Compensation, the Committee may make such grants.

Article 13. Covered Employee Annual Incentive Award

13.1 Establishment of Maximum Incentive Pool. The Committee may designate Covered Employees who are eligible to receive a maximum annual incentive payment for any Plan Year. The amount of such maximum payment for each such designated Covered Employee shall be equal to a designated percentage of an aggregate incentive pool, which pool shall be equal to the greater of: (a) one percent (1%) of the Company’s aggregate Earnings Before Interest and Taxes for such Plan Year; (b) one percent (1%) of the Company’s Operating Cash Flow for such Plan Year; or (c) two and one-half percent (2.5%) of the Company’s Net Income for such Plan Year. The Committee shall allocate a percentage of such aggregate incentive pool to each designated Covered Employee, and such percentage amount shall constitute such Covered Employee’s actual aggregate annual incentive award opportunity for such Plan Year. In no event may: (i) the incentive pool percentage for any one Covered Employee exceed fifty percent (50%) of the total pool; and (ii) the sum of the incentive pool percentages for all Covered Employees cannot exceed one hundred percent (100%) of the aggregate annual incentive pool.

13.2 Determination of Covered Employees’ Portions. As soon as administratively practical after the Committee’s certification of the aggregate annual incentive pool for a Plan Year, the Committee shall calculate each Covered Employee’s maximum annual incentive award opportunity based on the percentage established for such Plan Year. In no event may a Covered Employee’s actual annual incentive award be increased above the maximum annual incentive award opportunity determined under this Article 13. The Committee shall, however, retain the sole discretion to adjust the amount of a Covered Employee’s actual annual incentive award below the maximum annual incentive award opportunity based on such factors as the Committee may determine.

Article 14. Dividend Equivalents

Any Participant selected by the Committee may be granted the right to receive dividends or dividend equivalents under an Award on such basis as the Committee may, in its sole discretion, determine, which rights shall be set forth in the applicable Award Agreement.

Article 15. Beneficiary Designation

Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit payable pursuant to an Award under this

Plan is to be paid in case of his death before such payment. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and shall be effective only when filed by the Participant with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits payable, or rights exercisable, following a Participant’s death shall be paid or exercised by the Participant’s executor, administrator, or legal representative.

Article 16. Rights of Participants

16.1 Employment/Service. Nothing in this Plan or any Award Agreement shall be deemed to create any right of continued employment or Board service, or otherwise limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries, to terminate the employment or Board service of any Participant.

16.2 Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

16.3 Rights as a Shareholder. Except as otherwise provided herein or in an Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 17. Amendment, Modification, Suspension, and Termination

17.1 Amendment of Plan. The Board, upon recommendation by the Committee, may, in its sole and absolute discretion, amend, modify, suspend or terminate this Plan in whole or in part from time to time, provided that such amendment, modification, suspension or termination shall be subject to shareholder approval if and to the extent legally required, including without limitation any shareholder approval requirement necessary to comply with the Performance-Based Compensation exception under Code Section 162(m).

17.2 Amendment or Adjustment of Outstanding Awards. The Committee may amend any outstanding Award in whole or in part from time to time. Any such amendment which the Committee determines, in its sole and absolute discretion, to be necessary or appropriate to conform the Award to, or otherwise satisfy, any legal requirement (including without limitation the provisions of Code Sections 162(m) or 409A or the regulations or rulings promulgated thereunder), may be made retroactively or prospectively and without the approval or consent of the Participant. Additionally, the Committee may, without the approval or consent of the Participant, make adjustments in the terms and conditions of an Award in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company in order to prevent the dilution or enlargement of the benefits intended to be made available pursuant to the Award as contemplated in Section 4.4 of this Plan. Any other amendments or adjustments to Awards not expressly contemplated in the two preceding sentences may be made by the Committee with the consent of the Participant.

Article 18. Withholding

18.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold from the payment of an Award, or to require a Participant to remit to the Company, the amount necessary to satisfy any federal, state, and/or local tax requirement. Such withholding may, in the sole discretion of the Company, be satisfied by withholding Shares having a Fair Market Value on the date the tax is to be determined equal to the required tax

Article 19. Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, including any successor in connection with a Change of Control.

Article 20. General Provisions

20.1 Forfeiture Events.

(a)	The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to separation from service and/or conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries, including violation of a Company policy, or breach of a noncompetition, nonsolicitation, confidentiality, or other restrictive covenant that may apply to the Participant.

(b)	If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if a Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, such Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve- (12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement.

21.2 Awards Subject to Company Policies. Awards shall be subject to Company policies implemented and as amended from time to time affecting Participants and Awards generally.

21.3 Legend. The certificates for Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

21.4 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

21.5 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

21.6 Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

21.7 Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)	Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

21.8 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21.9 Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

21.10 Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees or Directors, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which of its Affiliates and Subsidiaries shall be covered by this Plan;

(b)	Determine which Employees or Directors outside the United States are eligible to participate in this Plan;

(c)	Modify the terms and conditions of any Award granted to Employees or Directors outside the United States to comply with applicable foreign laws;

(d)	Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 21.9 by the Committee shall be attached to this Plan document as appendices; and

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

21.11 Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

21.12 Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any person acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, its Subsidiary, or its Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, or a Subsidiary or Affiliate of the Company, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

21.13 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

21.14 Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements, as it may deem desirable for any Participant.

21.15 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

21.16 Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Texas, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Dallas County, Texas, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.